Exhibit 99.1

Fiscal Year 2012 Significant Events

}	In May 2012, the Proxy Fee Advisory Committee issued its recommendations on fees for beneficial shareholder distribution to the New York Stock Exchange. The report acknowledged that the current system for beneficial shareholder proxy distribution “provides a reliable, accurate and secure process.” We anticipate that the net impact to Broadridge of any potential fee changes would be slightly positive.

}	Achieved our highest level ever of recurring revenue closed sales — $120 million. Of the $120 million in recurring revenue closed sales, $108 million was attributable to deals of less than $5 million each.

}	Completed the migration of our data center to IBM, which we anticipate will lead to $15 million in cost savings in fiscal year 2013 and $25 million in cost savings per year for the following nine years, beginning in fiscal year 2014.

}	Successfully completed the transaction reporting conversion of Morgan Stanley Smith Barney, which is expected to generate earnings in line with our expectations.

}	Bloomberg Tradebook and Société Générale became clients of Broadridge’s proven business process outsourcing platform.

}	This past August, the Board of Directors increased the annual dividend amount by 13% to $0.72 per share. This is the fifth consecutive year we have increased our dividend payout.

}	Broadridge’s solutions permitted corporate issuers to realize estimated savings on the costs of printing and postage in excess of $1 billion in the 12 months ended June 30, 2012.

}	In May 2012, Penson announced that it had entered into an agreement with PEAK6 Investments, L.P. to form Apex Clearing and to provide clearing and related services to Penson’s U.S. securities correspondents. The Penson transaction resulted in a $54 million net charge to Broadridge’s fiscal year 2012 GAAP net earnings, a very disappointing conclusion to our Penson U.S. contract.

}	Acquisitions closed by Broadridge since becoming an independent public company have contributed $218 million to revenue and $39 million in earnings before interest, taxes, depreciation and amortization (Non-GAAP EBITDA) in fiscal year 2012, up over 80% and 200% from their contributions in 2011, respectively.

}	Broadridge has more than 150 product solutions in the market, of which more than 50% are new since we became an independent public company. These new solutions accounted for approximately 45% of our recurring revenue closed sales in fiscal year 2012.

To Our Stockholders,

Overall, I am satisfied with our fiscal year 2012 financial results. As I have done for the last five years, I am proud to again speak about Broadridge’s strong recurring revenues as a significant factor in our financial results. In fiscal year 2012, Broadridge’s revenues increased 6% to $2.3 billion, while our recurring revenues were up 11%. The increase was driven by recurring revenue closed sales, internal growth, acquisitions and an excellent 99% client revenue retention rate. Event-driven revenues did not return to their historical normal levels; however, they did stabilize at what we believe are new historical lows as they were essentially flat with fiscal year 2011. Distribution revenues were flat as electronic delivery continues to grow.

Our Non-GAAP net earnings from continuing operations increased 13% to $198 million, driven primarily by higher revenues and our continued focus on cost containment. Our Non-GAAP results exclude the impact of certain significant one-time events from our results presented in accordance with generally accepted accounting principles (GAAP). These events are primarily related to impairment charges taken on certain assets held as a result of transactions entered into with Penson Worldwide, Inc. (Penson), costs related to the migration of our data center to IBM, and some restructuring charges. We believe our Non-GAAP results provide investors with a better picture of the impact of these events and a better representation of the current run rate and the real momentum in our underlying businesses.

In fiscal year 2012, we successfully executed on three strategic initiatives: the data center migration, the Morgan Stanley Smith Barney (MSSB) conversion, and the Penson outsourcing services conversion. All three of these initiatives were substantially completed during fiscal year 2012, as planned. We anticipate the migration of our data center to IBM will lead to $15 million in cost savings in fiscal year 2013 and $25 million in cost savings per year for the following nine years, beginning in fiscal year 2014. Additional benefits include the expansion of our industry-leading disaster recovery and data security capabilities. The MSSB transaction is expected to generate earnings in line with our expectations. The Penson outsourcing contract was anticipated to generate revenues of $50 million annually, beginning in fiscal year 2013. I will cover the Penson transaction and the impact of its failed restructuring in greater detail later in this letter.

I expect Broadridge to continue to grow in fiscal year 2013. We anticipate overall revenue growth of 3% to 4% and recurring revenue growth of 4% to 7%. The termination of the Penson outsourcing services contract, coupled with the new Apex Clearing Holdings, LLC (Apex Clearing) services contract we signed in late fiscal year 2012, will be dilutive in fiscal year 2013; however, we still anticipate solid revenue and earnings growth. In last year’s letter, I wrote that we believed our fiscal year 2013 earnings would be approximately $2.00 per share. Our path to $2.00 earnings per share for fiscal year 2013 required a return of event-driven revenues to near historical normal levels which we do not now plan on occurring any time soon. Without that return, which is worth about $0.20 per share, we would have anticipated earnings per share of approximately $1.80 in fiscal year 2013. However, due to the termination of the Penson contract mentioned above, our fiscal year 2013 Non-GAAP earnings per share guidance is $1.65 to $1.75.

Our closed sales results in fiscal year 2012 were excellent, as we achieved our highest level ever of recurring revenue closed sales—$120 million.

Our closed sales results included very few large transactions, which was unprecedented during a strong sales results year. Of the $120 million in recurring revenue closed sales, $108 million was attributable to deals of less than $5 million each. That is 60% more closed sales under $5 million than we closed in fiscal year 2011, and it was achieved primarily due to sales of the Company’s growing emerging and acquired products. Our success was enabled by Broadridge being consistently viewed as the best service provider in our space.

Broadridge has consistently generated strong free cash flow. We generated free cash flow of $244 million during fiscal year 2012, and we used $78 million of it to pay dividends. Our 2012 annual dividend rate of $0.64 per share was a 7% increase in the annual dividend rate from 2011. This past August, the Board of Directors increased the annual dividend amount by 13% to $0.72 per share. This is the fifth consecutive year we have increased our dividend payout. We also repurchased 1.7 million shares (for approximately $39 million) of our outstanding common stock at an average price of $23.06 per share, and spent approximately $72 million on acquisitions during fiscal year 2012. We generally expect free cash flow and net earnings to mirror each other.

Penson Transaction and Industry Leadership

Being an industry leader and doing the right thing can sometimes require difficult decisions. This was the case with Penson. Broadridge plays a unique and important role in the stability of the capital markets. The decisions we made and the actions we took in connection with Penson helped to avoid a potential liquidation of Penson’s U.S. broker-dealer that would have had severe consequences for hundreds of introducing brokerage firms and over one million brokerage customers. Had we rejected the Apex Clearing contract in order to achieve a more favorable financial result in the short term, we believe our financial markets would have suffered severe negative consequences. That would have been the wrong decision for the industry and our stockholders. Because the liquidation of Penson’s U.S. broker-dealer was avoided, this was the big negative story that never happened.

In May 2012, Penson announced that it had entered into an agreement with PEAK6 Investments, L.P. to form Apex Clearing and to provide clearing and related services to Penson’s U.S. securities correspondents. As a result of Penson’s financial difficulties in the past year and the resulting Apex Clearing transaction, there were $74 million in pre-tax charges related to Penson in fiscal year 2012. These charges included $21 million related to the cancellation of a five-year subordinated note receivable with Penson, a $13 million impairment related to our investment in Penson common stock, a $47 million impairment related to the deferred conversion costs associated with the Penson outsourcing agreement, and other charges of $8 million. These charges were offset by the elimination of our obligation to reimburse Penson $15 million related to third-party vendor services that had been replaced by Broadridge’s services. The result was a $54 million impact to our fiscal year 2012 GAAP net earnings. We anticipate that the Apex Clearing contract will have a dilutive impact on our operating results for fiscal year 2013 of approximately $0.08 per share.

The work we did in connection with Penson turned out to be a huge effort with no return, other than enabling us to exit the clearing business and recover a majority of the regulatory capital we had invested in that business. To say that I am very disappointed in the outcome of this effort and its impact on our near term growth is an understatement.

While I am very disappointed with the impact of the Penson situation and that the Apex Clearing agreement will have a one-time negative impact on our expected earnings in the near term, Broadridge’s actions in this difficult situation were aligned with the best long-term interests of Broadridge’s stockholders, clients, associates and the industry we serve.

Broadridge will continue to apply technologies that enable our clients to compete with the most flexibility and as cost effectively as possible. The Penson story is another illustration of how the Broadridge platform provides our clients with options unavailable to firms processing on in-house platforms. Moving customer accounts from a failing entity is not new for Broadridge.

The confidence we have in our outsourcing business and the Service Profit Chain also supported the decisions we made regarding Penson. Outsourcing remains a key strategy with 17 clients to date. The largest potential transactions in our sales pipeline are outsourcing services deals. With that said, we will always challenge ourselves to deploy the assets and strategies that will yield the best returns for our stockholders.

Strategy

The business that was spun-off five years ago to create Broadridge relied on stock record growth, trade growth, and event-driven revenues. Today the driver that has enabled us to perform through the market downturn has been our products—and a lot more of them than we had five years ago. We are confident about the future because we have new and enhanced products, increasing brand strength and a unique ability to sell and execute to meet the changing needs of our marketplace.

Today we have more growth potential than we’ve ever had in our history. We have a sales plan that gives us multiple ways to succeed. Our momentum is real and sustainable. Our future revenue and earnings growth opportunities are tied to our expanding product breadth.

Our strategy is to be the leading provider of investor communications and technology-driven solutions to banks, broker-dealers, mutual funds and corporate issuers. We have a balanced and diverse product portfolio across our two business segments, with over 150 product offerings. We will grow our two business segments by leveraging our unique network, our client relationships, our brand/ service reputation, and our ISO 27001 certified data security solutions. We intend to achieve this with a combination of organic growth and tuck-in acquisitions.

In bank/broker-dealer communications, we will reinforce our role as the industry leader by driving the transition to e-delivery and enabling growth in adjacent markets through newly developed or acquired solutions. In mutual fund solutions, we will continue to leverage our unique data hub and leading role in the bank/broker-dealer market and we will grow retirement trade processing, data aggregation and marketing communication services. In corporate issuer solutions, we will capitalize on our expertise in beneficial proxy processing to expand our direct relationships with issuers and also expand registered proxy, transfer agency and enhanced issuer services. And in broker-dealer technology and operations, we will leverage our market-leading global platform to expand current relationships and enter new adjacent markets, and we will also grow global processing and business process outsourcing (BPO).

The bottom line is that even though the markets have been down for a prolonged period of time, we have been growing our business. Broadridge is well-positioned in large, attractive markets and we have a clear strategy for growth. We are making tangible progress against our clear and executable strategy and we are confident it will lead to attractive shareholder returns.

State of the Industry

A lot has changed in the five years that we’ve been an independent company, but the one thing that has remained constant is the challenging business environment. The financial services industry has suffered greatly since the start of the recession in 2008 and it is difficult to predict when things will get better.

Our clients continue to face significant challenges posed by regulatory uncertainties and competitive pressures, as macroeconomic and political headwinds continue to blow. Broadridge has performed significantly better than many companies in the financial services industry. This difficult operating environment has provided Broadridge with many opportunities to help our clients improve their cost structures while helping them comply with new regulations. These opportunities contributed to our record recurring revenue closed sales this past year and also helped us build the strongest sales pipeline in our history.

In May 2012, the Proxy Fee Advisory Committee (PFAC) issued its recommendations on fees for beneficial shareholder distribution to the New York Stock Exchange. The report was a culmination of work and analysis which began in September, 2010. The report contains recommendations for changes in fees which would be subject to public comment and SEC approval before becoming effective. The report acknowledges that the current system for beneficial shareholder proxy distribution through Broadridge “provides a reliable, accurate and secure process.” The PFAC report makes recommendations for changes that would better align fees to the work performed and provide greater transparency. Overall, I believe the net impact to Broadridge of any potential fee changes would be slightly positive. Long term, we believe the recognition of the advantages Broadridge’s technology provides to the corporate governance process paves the way for more efficient investor communications, greater retail participation and positive returns for our stockholders.

Capital Stewardship

I’ll start this discussion about capital stewardship by reiterating my view that the stewardship of our investors’ cash is one of my most important responsibilities as CEO. As I have stated many times, we are stewards of your cash and we are committed to paying meaningful dividends (I hope by now every stockholder recognizes our commitment to paying and growing our dividend), investing in the business (primarily through tuck-in acquisitions), and taking advantage of opportunities to repurchase our shares. Given our stringent criteria for acquisitions and strong cash flow generating capabilities, it is likely we will accumulate cash balances from time to time that will allow us to consider opportunistic share repurchases.

When we choose to make an acquisition it is because we believe the acquisition will generate more value for Broadridge. While we have made only a handful of acquisitions over the last few years, we have reviewed hundreds of strategic and market-disruptive opportunities. Our 20% internal rate of return hurdle is significant and we have only pursued those acquisition candidates that were a good fit for Broadridge. We have been successful in finding attractive opportunities, even in a market with difficult operating conditions.

Our acquisitions have helped us grow our business this year, even in this weak economic environment. The success of our tuck-in acquisitions supports our confidence in future growth as we expect them to contribute significantly going forward. Our acquisitions have provided us with more products to sell and they have contributed to our strong recurring revenue closed sales this year. We expect even stronger sales in the future.

We believe successfully executing our strategy will generate revenue growth of 3% to 4%, and low- to mid-teens earnings growth, and we expect this will lead to free cash flow ranging from approximately $200 million to $250 million in fiscal year 2013.

Finally, I will again state that we believe it is in the best interest of our stockholders to maintain our investment grade credit rating. The rating is important to our industry and our clients. Of course, this also creates a rock solid balance sheet with financial flexibility.

Our Businesses

Investor Communication Solutions

As the largest of our two business segments, the Investor Communication Solutions business represents approximately 71% of our total revenues and serves a diverse global client base of banks, brokerage firms, mutual fund families, public companies and institutional investors. Our portfolio of service offerings includes a variety of stockholder communications and proxy management solutions.

This business continues to be uniquely positioned in the financial services industry and has proven to be particularly resilient to weak market conditions. This highly scalable business continues to offer strong growth opportunities. Fiscal year revenues for the Investor Communication Solutions segment increased 5% to $1.6 billion, with an 11% increase in recurring revenues. The increase was the result of contributions from net new business (defined as closed sales less client losses), internal growth and revenues from acquisitions. This is a great business!

In fiscal year 2012, our most recently acquired businesses in this segment – Matrix, Forefield and NewRiver – contributed positively to Investor Communication Solutions’ overall success. Matrix is a leading provider of retirement products and services for third-party administrators, financial advisors, banks and other financial professionals—serving more than 300 financial institutions with over $150 billion in customer assets processed through its trading platform. Forefield is a leading provider of real-time sales, education and client communication solutions for financial institutions and their advisors. NewRiver is a leader in mutual fund electronic investor disclosure solutions which has provided the Company with important capabilities for the broker-dealer, retirement and annuity markets.

Bank/Broker-Dealer Solutions

In the area of our Investor Communications business that services banks and broker-dealers, we continued our position as an industry thought leader in customer communications by recently announcing Broadridge FluentSM, a new service that significantly improves communications between financial services firms and their customers. Broadridge Fluent enhances customer engagement by enabling firms to distribute marketing, transactional and regulatory communications to their customers’ preferred delivery channels with enhanced insight and interactive capabilities. Broadridge Fluent builds upon existing Broadridge print, mail and e-delivery services to support communications across a variety of channels, including firm websites, advisor portals, and emerging digital services such as, through our partnership with Pitney Bowes, the integration of Fluent with their VollyTM digital mail platform. Key additional features include preference and consent management, enhanced insight and interactive communications. Components of Broadridge Fluent are currently in use by more than 20 financial services institutions. This consumer-focused delivery and consolidation service will enable our clients, including bank, broker-dealer, mutual fund and corporate issuer clients, to provide their customers with more choice and control over how they receive and manage their financial communications. Providing simpler choices and more control over how account holders receive and manage their financial communications will be a game changer in the industry—it will increase our clients’ customer reach and drive electronic delivery adoption rates.

Broadridge’s Mailbox products—Advisor Mailbox and Investor MailboxSM—provide a network environment that complements any client communication strategy. Our Advisor Mailbox is an electronic communications platform for the financial advisor community that delivers immediate electronic access to the communications and documents sent to their customers, and has been rolled out to over 3,000 financial advisors this past proxy season.

In addition, we now offer financial services firms our tax services solutions that support various tax reporting and withholding requirements, with a focus on securities and fund year-end reporting responsibilities.

Corporate Issuer Solutions

We continue to bring best-in-class strategies, products and services to the corporate issuer segment of our business. Our goal of providing high quality, cost-effective service solutions to public companies and their shareholders remains unwavering. We help enable the future of shareholder communications with our technology rich solutions, working to meet the ever-changing needs and regulatory requirements of our clients’ shareholder communications and proxy voting processes. I am pleased to report another record high in communications efficiency this past proxy season—over 60% of all physical mailings were eliminated through the use of Broadridge technologies. We are pleased that our solutions have permitted corporate issuers to continue to realize growing savings on the costs of printing and postage—an estimated aggregate savings in excess of $1 billion for the 12 months ended June 30, 2012.

This year, Broadridge reached another important milestone as corporate issuers increased their use of Broadridge’s Virtual Shareholder Meeting (VSM) service. Since its launch in 2009, Broadridge has hosted more than 100 Virtual Shareholder Meetings. Our VSM service allows shareholders to attend and participate in shareholder meetings online regardless of their location and presents an opportunity to improve corporate governance. It also leads to increased communications among shareholders, management and directors. This year, companies including Best Buy, Dell, Intel and NYSE Euronext have used the VSM to provide efficient, secure and convenient online participation during their meetings.

We also participated in an industry working group this year to explore how technology can be leveraged to increase shareholder participation and voting, preserve shareholder rights and encourage engagement at annual meetings. Our VSM service offers many “best practices” features, as outlined in the working group’s report, and we will continue to add enhancements to the service. With the VSM service, and our complementary Shareholder Forum service, we continue to lead the way in enhanced shareholder communication solutions for our corporate issuer clients.

I am proud to continue our tradition of holding an annual Virtual Shareholder Meeting, and we will hold our fourth virtual annual meeting on November 15, 2012. I believe giving our stockholders, Board of Directors and management an opportunity to fully participate with one another in our VSM continues the Broadridge tradition of ensuring greater transparency in the communications and voting process.

We expanded our leadership position with our entry into the stock transfer agency business in 2010. We have made tangible progress in our strategic focus areas, continuing to capitalize on our expertise in beneficial proxy processing to increase our direct relationships with corporate issuers and grow our registered proxy and transfer agency opportunities. In fiscal year 2012, we grew our registered proxy business by approximately 400 clients and our stock transfer agency business grew at a rate of about one client per week. We continue to deliver technological advances and world class service to the registrar and stock transfer processes, working in concert with our clients to ensure that year-round management of their shareholder communications is easier and more efficient. In addition, through our transfer agency services, we can offer issuers and their shareholders the ability to migrate their shareholders’ holdings from registered to beneficial ownership, thereby creating efficiencies for issuers and greater convenience for their shareholders.

Earlier, I mentioned the NYSE PFAC’s recent report and the Committee’s goals to increase transparency in the proxy process, maintain the accuracy and reliability of the process, and to encourage and facilitate active voting participation by retail beneficial shareowners. I am fully engaged in committing Broadridge’s resources to these goals and I am pleased to report that our technological advances and service offerings contributed to record results in a number of these areas this past proxy season.

Electronic voting, as a percentage of all voting, reached record levels at over 95% of the shares voted through Broadridge. ProxyEdge®, our electronic communications and voting platform—in use worldwide by over 5,500 institutional investors and financial advisors—accounted for over 85% of the shares voted electronically. ProxyVote®.com, our Internet platform for retail investors, accounted for over 22 billion shares voted, or twice as many shares voted by paper voting forms.

This past proxy season, there were over 445,000 votes cast through one of our most innovative product offerings to date, Mobile ProxyVote.com—a significant increase since its introduction last year. Mobile ProxyVote.com allows stockholders to use any browser-enabled mobile or tablet computing device to cast votes, without the need to download an app. In another first, a pilot of Quick Response (QR) codes was launched this season to over 1.1 million shareholders of six issuers. Each QR code enabled shareholders to access materials and vote, simply by scanning the barcode-like graphic on a mailed Notice with a smartphone or tablet computer.

Broadridge continues to lead the industry in implementing an end-to-end vote confirmation process. This past proxy season, we enabled four issuers to make available to over 1.5 million of their institutional and retail shareholders the ability to confirm that their votes were received. I am proud of these examples where Broadridge has leveraged technology to improve the effectiveness and efficiency of investor communications, and ultimately, to increase retail investor participation in the voting process.

Mutual Fund Solutions

Broadridge is committed to serving the mutual fund industry with a wide range of innovative and customized solutions. We continue to launch innovative mutual fund and exchange traded fund (ETF) solutions—including offerings in advanced analytics and reporting services—to help clients gain unprecedented access and insight to product and market data. Our ongoing dedication to data security and the ability to leverage our unique position in the financial services industry allows us to create transparency and visibility for our clients, providing them with effective market intelligence and increased operating efficiencies. We will continue our efforts to drive retirement fund transaction processing, provide efficiencies in enterprise data management, analytics and reporting, offer comprehensive marketing and customer communications, optimize proxy and regulatory communications, and create technology leading approaches to document management and archival solutions.

In fiscal year 2012, I was pleased to announce that Charles Schwab partnered with Broadridge to be the sole provider of a new technology portal that will significantly expand upon the sales reporting and data analytics capabilities Schwab currently provides to its mutual fund partners. This portal is planned to go live during our second fiscal quarter of 2013 for more than 500 Schwab fund partners.

As part of our ongoing commitment to assist broker-dealers and third-party administrators in complying with new regulatory requirements, we developed a turnkey solution to help our clients meet the U.S. Department of Labor (DOL) 401(k) Fee Disclosure Reporting Requirements and provide a comprehensive benchmarking solution. I am pleased that we are able to offer this cutting-edge technology solution, coupled with our best-in-class data security, as another example of our consultative approach in working with our clients to understand their needs.

I remain optimistic about the future of the Investor Communication Solutions business. We are executing on our strategy to leverage our market-leading global services and products. We will continue to leverage our unique data hub position and our leading role in the bank/broker-dealer market to drive retirement fund trade processing and grow data aggregation, management, and reporting services. We will also continue to leverage our strong beneficial proxy service relationships and processing to expand direct relationships with issuers and grow the registered proxy and transfer agency businesses. Despite an ever-changing environment, we will continue to lead and drive industry value and new revenue. Our ability to leverage unique, multi-channel capabilities—such as content, compliance, data, network, delivery channels and security—illustrates our capacity to provide proven, trusted solutions for our clients. I am proud of Broadridge’s ongoing ability to meet, and exceed, our clients’ demand for operational excellence, process efficiencies and differentiated service requirements. We are dedicated to transforming their businesses to create growth opportunities.

Securities Processing Solutions

The financial services industry is operating in a very difficult environment. External regulatory pressures continue to rise and the companies within the industry must ensure their daily business transactions, numbering in the trillions, are processed flawlessly, while at the same time being burdened with sustaining non-differentiating core operations infrastructures and applications. This is where Broadridge’s securities processing and business process outsourcing solutions are more relevant than ever.

Broadridge processes, on average, over $4.5 trillion in equity and fixed income trades per day, handling approximately 60% of U.S. fixed income trades, including trading for 15 of the 21 primary dealers of fixed income securities. Our back- and middle-office platform for North American and global broker-

dealers is the leading global market solution, clearing and settling transactions in more than 50 countries.

The market demand for transaction processing and compliance technologies, and business process outsourcing was underscored in fiscal year 2012 with a 10% increase in revenues in our securities processing business.

Recurring revenue closed sales in fiscal year 2012 were $48 million, down slightly as compared to 2011 closed sales, which included a $22 million strategic sale that is currently in the on-boarding process.

These results are solid, but were impacted by a reduction in trade volumes, the integration costs associated with the acquisition of Paladyne Systems, Inc. (Paladyne), and the greater than anticipated impact that the Troubled Asset Relief Program (TARP) had on our clients and Broadridge. Trade volumes lagged, primarily due to lower international trading activity. In the past, trade growth alone drove the revenue in our securities processing business. What has enabled us to perform through the market downturn are new and enhanced products, and Broadridge’s agility in adapting to the evolving needs of our marketplace.

Among the shifts in the market is that many financial firms that historically have performed all of their trade, order management, and settlement and clearance operations in-house, are now rethinking this model as they are challenged to sustain legacy systems and processes. A joint IBM and Broadridge study released in September contains research that shows many financial firms are responding to today’s market challenges by redesigning their operating models, many with the support of external partners. Illustrations in line with that research are that Bloomberg Tradebook and Société Générale became clients of Broadridge’s proven BPO platform in fiscal year 2012. We anticipate our BPO solution will continue to generate interest and new clients as more firms re-engineer their back-offices and determine how they will manage critical business processes overall.

The acquired product offerings that help diversify our revenue mix in the securities processing business continue to track as expected. The early fiscal year 2012 acquisition of Paladyne, a leading provider of buy-side technology solutions for the global investment management industry, contributed approximately $23 million in revenue in fiscal year 2012. Paladyne expanded our global footprint into the $10 billion buy-side market with its front-, middle-, and back-office solutions such as Order Management, Data Warehousing, Reporting and Portfolio Accounting to help hedge funds, investment managers and the providers that service this space (prime brokers, hedge fund administrators and custodians) streamline and manage their businesses more efficiently. Broadridge’s 2010 acquisition of City Networks, a leading provider of reconciliation, multi-asset process automation and operational risk management solutions, continues to align with our global strategy of extending a growing range of solutions to existing and new clients, and generated approximately $27 million in revenue in fiscal year 2012.

I am optimistic about the future of the securities processing business. We are executing on our strategy to leverage our market-leading global platform to expand current relationships, grow global processing and BPO and selectively pursue other adjacencies. According to a recent study by Tower Group, securities and investment firms’ overall technology and operations spend is over $100 billion annually and growing at a rate of 5% per year. These firms are under pressure to grow, minimize operating costs, keep pace with regulatory change, maintain best practices for data security, and demonstrate differentiated service to customers. Broadridge matches each of those demands with proven, trusted solutions to transform their businesses to create growth opportunities.

A Culture of Success 50 Years in the Making

This was a special year in Broadridge’s history. In late March, we reached our fifth anniversary as an independent public company, as well as some other milestones we are proud to acknowledge. Fifty years ago, in 1962, we opened for business with one client, processing an average of 300 trades per day as the brokerage services division of Automatic Data Processing, Inc. (ADP). Twenty-five years ago, on Labor Day 1987, I began writing the proxy system specifications with my first associate. In January, 1989, ADP acquired all the rights to the business and software that has become the Investor Communication Solutions segment of Broadridge. In the five short years that we have been Broadridge, we have been recognized as a business leader and employer of choice. We again have been recognized as one of the best large companies to work for in New York, Canada and India. We have significantly expanded the breadth of our solutions, grown the distance between us and the competition, and proven our proficiency at navigating regulatory change—all while delivering solid financial performance in unprecedented economic conditions.

At the foundation of our five decades of success is a strong culture led by our dedicated, talented and diverse associates. They have delighted our clients by enabling them to achieve superior levels of performance, contributed to the global communities in which we work and live, and will help us create value for all constituents for many years to come.

I am proud of the great people who make up this organization, and proud of the fact that we continue to be recognized as an outstanding employer of choice across the globe.

Conclusion

Five years ago, when we became an independent public company, we were a different business than we are today. Then, we relied on stock record growth, trade growth and event-driven revenues. Today, it is the depth and breadth of our product portfolio that enables us to perform through these very difficult economic conditions. We remain confident in the future—a future where Broadridge is going to maintain its momentum with or without the return of stock record growth, trade growth and/or event-driven revenues.

We will always strive to create and enhance our products and services, increase the strength of our brand and continue to address and fulfill the evolving needs of our clients and the industry. We will remain committed to the principles of the Service Profit Chain and will create shareholder value. I am a little disappointed with where we are, as I had expected that we would have grown more than approximately 20% in share value over the last five years. However, if you share my view that product is horsepower, then we are on the right path as we currently have more horsepower for stockholder value growth than we have ever had in our history.

I would like to thank every Broadridge stockholder for their confidence and continued trust in our business. I cannot thank our associates enough for their continued hard work and commitment to excellence. We have a great team and we have a lot of exciting opportunities in front of us, and that is why I am confident in our ability to create great value for our stockholders, clients, associates and the markets we serve.

Rich Daly

Chief Executive Officer

October 5, 2012